Exhibit 99.1

Reliance Steel & Aluminum Co. Reports Third Quarter 2014 Financial Results

- Record Quarterly Sales of $2.71 Billion, Up 11%

LOS ANGELES, Oct. 23, 2014 /PRNewswire/ -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the third quarter ended September 30, 2014.

Third Quarter 2014 Financial Highlights

  Sales were a record $2.71 billion, up 10.7% from $2.44 billion in the third quarter of 2013 and up 3.4% from our prior record sales of $2.62 billion in the second quarter of 2014.
  Tons sold were up 6.4% from the third quarter of 2013 and up 0.4% from the second quarter of 2014, with the average selling price per ton sold up 4.3% from the third quarter of 2013 and up 2.9% from the second quarter of 2014.
  Net income attributable to Reliance was $95.5 million, up 0.4% from $95.1 million in the third quarter of 2013 and down 1.0% from $96.5 million in the second quarter of 2014.
  Earnings per diluted share were $1.21, down 0.8% from $1.22 in both the third quarter of 2013 and the second quarter of 2014.
  Non-GAAP earnings per diluted share were $1.33, up 8.1% from $1.23 in the third quarter of 2013 and up 2.3% from $1.30 in the second quarter of 2014.
  A pre-tax LIFO charge, or expense, of $20.0 million, is included in cost of sales compared to a pre-tax LIFO credit, or income, of $27.5 million in the third quarter of 2013 and an expense of $5.0 million for the second quarter of 2014.
  The effective tax rate was 25.7% compared to 32.7% in the third quarter of 2013 and 36.6% in the second quarter of 2014.
  Cash flow from operations was $53.3 million for the third quarter of 2014 and net debt-to-total capital was 35.1%, up from 33.3% at June 30, 2014.
  Completed two acquisitions effective August 1, 2014.
  A quarterly cash dividend of $0.35 per share was declared on October 21, 2014 for shareholders of record as of November 11, 2014 and will be payable on December 18, 2014.
  Share repurchase plan extended to December 31, 2017.

Management Commentary

"We were very pleased with our operational performance during the third quarter of 2014," said David H. Hannah, Chairman and CEO of Reliance. "Although the typical seasonal trend is for third quarter volume to decline from the second quarter, our tons sold were up 0.4%, and well ahead of the MSCI industry trend of down 2.2%. Our increased volume reflects ongoing slow but steady improvement in customer demand. In addition, the overall pricing environment continued to improve during the third quarter with a 2.9% increase in our average selling price per ton sold over the prior quarter, driven by strength in most of our products. Overall, we remain very pleased with the execution of our managers in the field, as demonstrated by Reliance's consistently strong FIFO gross profit margin of 25.8% for both the third quarter and year-to-date periods, especially in light of the historically high levels of imports and increased competitive pressures. Additionally, our operating income on a FIFO basis for the nine month period ended September 30, 2014, is up 27% on a 14% increase in net sales compared to the nine month period ended September 30, 2013, illustrating our strong earnings momentum."

Mr. Hannah continued, "We continue to profitably grow through M&A activity to supplement our organic growth. We completed two acquisitions during the quarter which expand Reliance's aerospace presence and augment our traditional metal distribution capabilities with higher value-add services. We reported non-GAAP earnings per diluted share of $1.33 for the third quarter, which were near the high end of our guidance range and were exclusive of non-recurring charges mainly related to the settlement of a previously disclosed Texas antitrust litigation matter. Due mainly to carbon steel prices holding at levels higher than we had previously anticipated through the third quarter, we adjusted our LIFO estimate for the year, resulting in higher than anticipated expense. Offsetting this was a decrease in our effective tax rate for the quarter related to the resolution of certain tax matters."

"Looking at our balance sheet, we continue to operate from a position of financial strength, and have ample liquidity to continue executing our growth strategies to create long-term shareholder value. Our healthy regular dividend and extension of our Share Repurchase Plan reflect our commitment to returning value to our shareholders," concluded Mr. Hannah.

Third Quarter 2014 Business Metrics
(tons in thousands)
	Q3 2014	Q2 2014	Sequential Quarter Change	Q3 2013	Year- Over-Year Change
Tons sold	1,545.4	1,539.8	0.4%	1,452.5	6.4%
Tons sold (same store)	1,227.3	1,200.1	2.3%	1,151.0	6.6%

Avg. price per ton sold	$1,752	$1,703	2.9%	$1,679	4.3%

Third Quarter 2014 Major Commodity Metrics
	Tons Sold (tons in thousands; percent change)					Average Selling Price per Ton Sold (percent change)
	Q3 2014 Tons Sold	Q2 2014 Tons Sold	Sequential Quarter Change	Q3 2013 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,258.7	1,265.5	(0.5%)	1,195.3	5.3%	1.7%	5.2%
Aluminum	84.3	78.7	7.1%	75.0	12.4%	4.1%	3.2%
Stainless steel	80.6	81.2	(0.7%)	74.4	8.3%	4.3%	6.4%
Alloy	83.2	76.6	8.6%	74.6	11.5%	(2.0%)	(0.7%)

	Sales ($ in millions; percent change)
	Q3 2014 Sales	Q2 2014 Sales	Sequential Quarter Change	Q3 2013 Sales	Year-Over- Year Change
Carbon steel	$1,482.6	$1,465.5	1.2%	$1,338.3	10.8%
Aluminum	$438.0	$392.8	11.5%	$378.0	15.9%
Stainless steel	$401.7	$388.0	3.5%	$348.9	15.1%
Alloy	$243.4	$228.9	6.3%	$219.9	10.7%

Year-to-Date (9 months) Business Metrics
(tons in thousands)
	2014	2013	Year-Over-Year Change
Tons sold	4,617.6	3,981.9	16.0%
Tons sold (same store)	3,626.4	3,404.6	6.5%

Avg. price per ton sold	$1,709	$1,736	(1.6%)

Year-to-Date (9 months) Major Commodity Metrics
	Tons Sold (tons in thousands; percent change)			Average Selling Price per Ton Sold (percent change)
	2014 Tons Sold	2013 Tons Sold	Year-Over- Year Change	Year-Over- Year Change
Carbon steel	3,784.6	3,234.5	17.0%	1.9%
Aluminum	239.6	213.8	12.1%	(2.4%)
Stainless steel	239.0	208.7	14.5%	(2.2%)
Alloy	243.6	228.3	6.7%	(2.0%)

	Sales ($ in millions; percent change)
	2014 Sales	2013 Sales	Year-Over- Year Change
Carbon steel	$4,387.0	$3,676.2	19.3%
Aluminum	$1,217.4	$1,113.2	9.4%
Stainless steel	$1,141.9	$1,019.5	12.0%
Alloy	$711.3	$680.2	4.6%

End-market Commentary

Reliance was pleased with both demand growth and pricing during the third quarter despite typical seasonal headwinds experienced by our industry in the second half of the year. Because of our product and end market diversification, we were able to avoid this trend in the third quarter, mainly due to strength in the energy and aerospace markets, as well as continued modest improvement in the non-residential construction market.

  Energy (oil and gas) demand for the products Reliance sells strengthened during the 2014 third quarter, and is expected to continue to improve into 2015.
  Aerospace demand improved meaningfully during the quarter compared to 2013 levels, and is expected to further improve as we move into 2015. Despite pressure from excess mill capacity and higher industry-wide aluminum plate inventory levels, pricing improved slightly in the third quarter.
  Automotive, supported mainly by the Company's toll processing operations in the U.S. and Mexico, is expected to continue at its current, strong production rates in the fourth quarter of 2014 and into 2015. The increase in aluminum usage in the automotive industry continues to represent a growth area for Reliance.
  Heavy industry continues to perform reasonably well, despite some recent downward pressure on agricultural equipment.
  Non-residential construction continued to improve modestly in the third quarter of 2014 but remains at significantly reduced demand levels from its peak. Reliance is cautiously optimistic that this important end-market will show further signs of improvement in 2015.

Balance Sheet & Liquidity

As of September 30, 2014, total debt outstanding was $2.32 billion, for a net debt-to-total capital ratio of 35.1%, up from 33.3% at June 30, 2014, mainly due to funding our August 1 acquisitions. At September 30, 2014, the Company had $667.0 million outstanding on its $1.5 billion revolving credit facility. The Company generated $162.8 million in cash flow from operating activities in the nine months ended September 30, 2014, compared to $513.0 million during the same nine-month period in 2013. The decline was mainly due to the improved business environment that requires higher levels of working capital. Reliance remains pleased with its overall financial position.

Corporate Developments

Effective August 1, 2014, Reliance acquired all of the capital stock of Aluminium Services UK Limited, the holding company parent of All Metal Services ("AMS"), the world's largest independent raw material service provider to the aerospace and defense industries. AMS offers a broad range of aerospace metals including aluminum, steel, titanium, nickel alloys and aluminum bronze, offering full or cut to size materials. Net sales for AMS were approximately GBP 174.9 million for the twelve months ended December 31, 2013.

Additionally, Reliance acquired all of the capital stock of Northern Illinois Steel Supply Co. ("NIS") effective August 1, 2014. NIS is a value-added distributor and fabricator of a variety of steel and non-ferrous metal products, primarily structural steel components and parts. Net sales for NIS were approximately $19.8 million for the twelve months ended December 31, 2013.

Reliance's Board of Directors extended the existing Share Repurchase Plan to December 31, 2017. The Plan authorizes the repurchase of approximately 7.9 million shares of Reliance common stock, or about 10% of current shares outstanding.

On October 21, 2014, the Board of Directors declared a quarterly cash dividend of $0.35 per share of common stock. The dividend is payable on December 18, 2014 to shareholders of record as of November 11, 2014. The Company has paid regular quarterly dividends for 55 consecutive years.

Business Outlook

Reliance expects the U.S. economy to maintain its slow but steady recovery. Due to normal fourth quarter seasonality associated with fewer shipping days resulting from the holiday season as well as extended holiday-related closures at many of its customers' facilities, Reliance expects lower tons sold in the fourth quarter of 2014 than in the third quarter. Pricing is also expected to decline somewhat in the fourth quarter given current weakness in many carbon steel products as well as decreasing nickel prices. As a result, management anticipates a solid operational performance with non-GAAP earnings per diluted share to be in the range of $1.00 to $1.10 for the quarter ending December 31, 2014, compared to $0.92 non-GAAP earnings per diluted share in the 2013 fourth quarter. We believe this reflects a healthy earnings level given the typical fourth quarter trend of our earnings per share down about 18% to 20% from third quarter levels.

Conference Call Details

A conference call and simultaneous webcast to discuss third quarter 2014 financial results and business outlook will be held today, October 23, 2014, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. David Hannah, Reliance Steel & Aluminum Co.'s Chairman of the Board and Chief Executive Officer, Gregg Mollins, President and Chief Operating Officer and Karla Lewis, Executive Vice President and Chief Financial Officer, will host the call. To listen to the live call by telephone, please dial (877) 407-0789 (U.S. and Canada) or (201) 689-8562 (International) approximately 10 minutes prior to the start time and use conference ID: 13592511. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register and to download and install any necessary audio software.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, November 6, 2014 by dialing (877) 870-5176 and entering the conference ID: 13592511. The webcast will remain posted on the Investors section of Reliance's web site at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 300 locations in 39 states and 12 countries outside of the United States, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance's business strategies and its expectations concerning future metals pricing and demand and the Company's results of operations, margins, profitability, liquidity, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today's date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC").  As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Important risks and uncertainties about Reliance's business can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Communications
(310) 829-5400

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO. SELECTED UNAUDITED FINANCIAL DATA (in millions, except share and per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013
Income Statement Data:

Net sales	$2,705.1	$2,443.5	$7,874.9	$6,917.1
Gross profit[1]	678.2	643.0	1,998.7	1,793.4
Operating income	151.3	163.1	481.3	438.6
Pre-tax income	130.4	142.7	418.7	385.3
Net income attributable to Reliance	95.5	95.1	279.2	259.8
Diluted earnings per share attributable to Reliance shareholders
	$1.21	$1.22	$3.55	$3.35
Non-GAAP diluted earnings per share attributable to Reliance shareholders[2]
	$1.33	$1.23	$3.82	$3.51
Weighted average shares outstanding – diluted
	78,884,181	77,857,506	78,674,859	77,471,866
Gross profit margin[1]	25.1%	26.3%	25.4%	25.9%
Operating income margin	5.6%	6.7%	6.1%	6.3%
Pre-tax income margin	4.8%	5.8%	5.3%	5.6%
Net income margin – Reliance	3.5%	3.9%	3.5%	3.8%
Cash dividends per share	$0.35	$0.33	$1.05	$0.93

	September 30,	December 31,
	2014	2013*
Balance Sheet and Other Data:

Current assets	$3,394.4	$2,738.9
Working capital	2,516.2	2,165.5
Property, plant and equipment, net	1,624.9	1,603.9
Total assets	8,034.7	7,341.0
Current liabilities	878.2	573.4
Long-term debt	2,230.3	2,072.5
Total Reliance shareholders' equity	4,109.3	3,874.6
Capital Expenditures (year-to-date)	134.4	168.0
Cash provided by operations (year-to-date)	162.8	633.3
Net debt-to-total capital[3]	35.1%	34.3%
Return on Reliance shareholders' equity[4]	8.85%	9.0%
Current ratio	3.9	4.8
Book value per share[5]	$52.62	$49.99

* Amounts were derived from audited financial statements.

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform "first-stage" processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit and gross profit margin as shown above as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as fluctuations in our gross profit margin can have a significant impact on our earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP earnings reconciliation.
[3] Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders' equity plus total debt (net of cash).
[4] Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance shareholders' equity.
[5] Book value per share is calculated as total Reliance shareholders' equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED BALANCE SHEETS (in millions, except share amounts)

ASSETS

	September 30,	December 31,
	2014	2013*
Current assets:
Cash and cash equivalents	$100.7	$83.6
Accounts receivable, less allowance for doubtful accounts of
$22.0 at September 30, 2014 and $18.9 at December 31, 2013	1,253.2	983.5
Inventories	1,944.4	1,540.0
Prepaid expenses and other current assets	57.2	59.0
Income taxes receivable	-	33.9
Deferred income taxes	38.9	38.9
Total current assets	3,394.4	2,738.9
Property, plant and equipment:
Land	192.9	191.7
Buildings	967.8	934.6
Machinery and equipment	1,441.3	1,350.3
Accumulated depreciation	(977.1)	(872.7)
	1,624.9	1,603.9

Goodwill	1,707.5	1,691.6
Intangible assets, net	1,222.3	1,213.8
Cash surrender value of life insurance policies, net	37.8	45.4
Investments in unconsolidated entities	15.4	14.1
Other assets	32.4	33.3
Total assets	$8,034.7	$7,341.0

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$475.2	$280.3
Accrued expenses	138.1	91.1
Accrued compensation and retirement costs	124.7	119.5
Accrued insurance costs	45.5	46.0
Current maturities of long-term debt and short-term borrowings	91.7	36.5
Income taxes payable	3.0	-
Total current liabilities	878.2	573.4
Long-term debt	2,230.3	2,072.5
Long-term retirement costs	82.5	84.0
Other long-term liabilities	30.1	35.9
Deferred income taxes	694.0	690.8
Commitments and contingencies
Equity:
Preferred stock, no par value:
Authorized shares — 5,000,000
None issued or outstanding	-	-
Common stock, no par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 78,074,226 at September 30, 2014 and 77,492,017 at December 31, 2013, stated capital
	866.3	818.3
Retained earnings	3,261.3	3,063.0
Accumulated other comprehensive loss	(18.3)	(6.7)
Total Reliance shareholders' equity	4,109.3	3,874.6
Noncontrolling interests	10.3	9.8
Total equity	4,119.6	3,884.4
Total liabilities and equity	$8,034.7	$7,341.0

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2014	2013	2014	2013

Net sales	$2,705.1	$2,443.5	$7,874.9	$6,917.1

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	2,026.9	1,800.5	5,876.2	5,123.7
Warehouse, delivery, selling, general and
administrative	472.9	430.0	1,358.8	1,213.7
Depreciation and amortization	54.0	49.9	158.6	141.1
	2,553.8	2,280.4	7,393.6	6,478.5

Operating income	151.3	163.1	481.3	438.6

Other income (expense):
Interest	(20.8)	(21.6)	(61.2)	(56.8)
Other (expense) income, net	(0.1)	1.2	(1.4)	3.5
Income before income taxes	130.4	142.7	418.7	385.3
Income tax provision	33.5	46.7	136.1	122.9
Net income	96.9	96.0	282.6	262.4
Less: Net income attributable to
noncontrolling interests	1.4	0.9	3.4	2.6
Net income attributable to Reliance	$95.5	$95.1	$279.2	$259.8

Earnings per share:
Diluted earnings per common share attributable to
Reliance shareholders	$1.21	$1.22	$3.55	$3.35

Basic earnings per common share attributable to
Reliance shareholders	$1.23	$1.23	$3.59	$3.39

Cash dividends per share	$0.35	$0.33	$1.05	$0.93

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Nine Months Ended
	September 30,
	2014	2013
Operating activities:
Net income	$282.6	$262.4
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization expense	158.6	141.1
Deferred income tax (benefit) provision	(3.4)	1.2
(Gain) loss on sales of property, plant and equipment	(1.2)	0.8
Equity in earnings of unconsolidated entities	(2.2)	(1.6)
Dividends received from unconsolidated entity	0.9	0.6
Share-based compensation expense	20.1	21.3
Other	7.3	(0.4)
Changes in operating assets and liabilities:
Accounts receivable	(213.9)	(66.8)
Inventories	(333.0)	62.3
Prepaid expenses and other assets	46.1	4.0
Accounts payable and other liabilities	200.9	88.1
Net cash provided by operating activities	162.8	513.0

Investing activities:
Purchases of property, plant and equipment	(134.4)	(118.7)
Acquisitions, net of cash acquired	(145.0)	(796.8)
Proceeds from sale of businesses, net	26.2	7.0
Other	(8.0)	10.1
Net cash used in investing activities	(261.2)	(898.4)

Financing activities:
Net short-term debt borrowings/(repayments)	4.3	(470.0)
Proceeds from long-term debt borrowings	535.7	2,297.9
Principal payments on long-term debt	(368.6)	(1,414.0)
Debt issuance costs	-	(10.3)
Dividends paid	(81.7)	(71.4)
Exercise of stock options	27.9	61.5
Other	(2.1)	(0.9)
Net cash provided by financing activities	115.5	392.8
Effect of exchange rate changes on cash	-	(0.1)
Increase in cash and cash equivalents	17.1	7.3
Cash and cash equivalents at beginning of year	83.6	97.6
Cash and cash equivalents at end of period	$100.7	$104.9

Supplemental cash flow information:
Interest paid during the period	$46.4	$38.4
Income taxes paid during the period, net	$103.7	$115.2

Non-cash investing and financing activities:
Debt assumed in connection with acquisitions	$41.7	$529.9

RELIANCE STEEL & ALUMINUM CO. NON-GAAP EARNINGS RECONCILIATION (in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2014	2014	2013	2014	2014	2013

Net income attributable to Reliance	$95.5	$96.5	$95.1	$1.21	$1.22	$1.22
Acquisition and related charges	0.8	-	-	0.01	-	-
Antitrust related litigation costs	13.5	1.2	2.6	0.17	0.02	0.03
Restructuring charges	-	-	-	-	-	-
Other non-recurring settlement costs	1.0	-	-	0.01	-	(0.01)
Income tax benefit, related to above items	(5.7)	(0.4)	(1.0)	(0.07)	-	(0.01)
Costs related to sale of non-core assets	-	1.1	-	-	0.01	-
Income tax expense related to sale of non-core assets	-	3.7	-	-	0.05	-
Net income attributable to Reliance, adjusted	$105.1	$102.1	$96.7	$1.33	$1.30	$1.23

			Net Income		Diluted EPS
			Nine Months Ended		Nine Months Ended
			September 30,	September 30,	September 30,	September 30,
			2014	2013	2014	2013

Net income attributable to Reliance			$279.2	$259.8	$3.55	$3.35
Acquisition and related charges			0.8	12.4	0.01	0.16
Antitrust related litigation costs			25.0	3.7	0.32	0.05
Restructuring charges			-	1.0	-	0.01
Other non-recurring settlement costs			1.0	-	0.01	-
Income tax benefit, related to above items			(10.0)	(4.5)	(0.13)	(0.06)
Costs related to sale of non-core assets			1.1	-	0.01	-
Income tax expense related to sale of non-core assets			3.7	-	0.05	-
Net income attributable to Reliance, adjusted			$300.8	$272.4	$3.82	$3.51

Reliance Steel & Aluminum Co.'s presentation of adjusted net income and adjusted EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for our existing and future shareholders. Adjustments exclude charges for transaction costs related to its acquisitions of Aluminium Services UK Limited in August 2014 and Metals USA in April 2013, restructuring and other charges relating to the consolidation of two of its metals service centers, sale of certain non-core assets acquired as part of the Metals USA acquisition, legal costs and accruals related to the Houston, Texas anti-trust litigation matter, and other non-recurring settlements which make comparisons to the Company's operating results between periods difficult using GAAP measures.

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